Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-231986) of our report dated May 12, 2022, on our audits of the consolidated financial statements and consolidated financial statement schedule of Park Aerospace Corp. and subsidiaries as of February 27, 2022 and February 28, 2021 and for each of the years in the three-year period ended February 27, 2022, which report is included in the Annual Report on Form 10-K of Park Aerospace Corp. for the year ended February 27, 2022.

/s/ CohnReznick LLP

Parsippany, New Jersey

May 12, 2022